Exhibit 10.1

Transmeridian Exploration Incorporated

20% Junior Redeemable Convertible Preferred Stock

REGULATION D PURCHASE AGREEMENT

This REGULATION D PURCHASE AGREEMENT (this “Agreement”) is by and among Transmeridian Exploration Incorporated, a Delaware corporation (the “Company”), and the Regulation D Purchasers listed on the signature pages hereto (the “Regulation D Purchasers”).

WHEREAS:

A. The Company proposes to issue and sell an aggregate 550,000 shares of its 20% Junior Redeemable Convertible Preferred Stock (the “Securities”) for a purchase price of $100.00 per share. The Securities will be offered and sold within the United States directly to certain purchasers (named herein) of the Securities (the “Regulation D Purchasers”) in a private placement (the “Regulation D Placement”) without being registered under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”) in reliance upon Section 4(2) thereof and Regulation D thereunder (“Regulation D”).

B. In connection with the Regulation D Placement, the Company has entered into a placement agency agreement (the “Placement Agency Agreement”) with Jefferies & Company, Inc. (the “Placement Agent”).

C. The Securities will be issued pursuant to the Certificate of Designations filed with the Delaware Secretary of State on June 18, 2007 (the “Certificate of Designations”).

D. Holders of the Securities will be entitled to the benefits of a registration rights agreement (the “Registration Rights Agreement”) to be entered into among the Company and the Regulation D Purchasers pursuant to which the Company will agree, among other things to (i) file a shelf registration statement (the “Registration Statement”) with the Commission; (ii) use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act and (iii) use their reasonable best efforts to keep the Registration Statement effective until such time as the Securities have been sold or are eligible to be sold under Rule 144(k) under the Securities Act, in each case, within the timeframe, and subject to the provisions contained therein.

E. The Company, the Placement Agent and The Bank of New York, as escrow agent, will enter into an escrow agreement (the “Escrow Agreement”) to provide for the escrow of a portion of the Securities and a portion of the proceeds from the sale of the Securities pursuant to the terms of the Escrow Agreement.

F. This Agreement, the Certificate of Designations, the Registration Rights Agreement and the Escrow Agreement are referred to herein collectively as the “Transaction Documents,” and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions.” This Agreement, the Registration Rights Agreement, the Certificate of Designations and the Amended and Restated Commitment Letter dated June 18, 2007, between the Company and the investors party thereto (the “Commitment Letter”) are referred herein collectively as the “Regulation D Purchase Documents.” Nothing in this Agreement should be read to limit or otherwise modify the terms and other provisions of the Engagement Letter, dated as of May 4, 2007, as amended by Amendment to Engagement Letter dated June 18, 2007 (the “Engagement Letter”), between the Company and the Placement Agent, provided that, in the event any terms of the Engagement Letter are inconsistent with or contradict any terms of this Agreement, this Agreement shall govern.

G. The Company has prepared (i) a preliminary confidential offering memorandum, dated June 12, 2007 (the “Preliminary COM”), relating to the Regulation D Placement, (ii) Supplement No. 1 to the Preliminary COM dated June 17, 2007 and (iii) Supplement No. 2 to the Preliminary COM dated June 18, 2007 (together, the “COM”). “COM” means, as of any date or time referred to in this Agreement, the most recent information memorandum (including any amendment or supplement thereto), including exhibits and schedules thereto and documents incorporated by reference therein.

NOW, THEREFORE, the Company hereby agrees, and the Regulation D Purchasers hereby severally agree as follows:

1. PURCHASE AND SALE OF SECURITIES.

(a) Purchase and Sale of Securities.

(i) Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6, at the closing of the Regulation D Placement (the “Closing”), the Company shall issue and sell to the several Regulation D Purchasers, and the Regulation D Purchasers severally agree to purchase from the Company on the Closing Date (as defined below), the aggregate liquidation preference of Securities set forth in the confirmations of sale delivered to the Regulation D Purchasers by or on behalf of the Company on or about the date hereof. The Closing shall occur at the offices of Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760.

(ii) Determination of Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on June 26, 2007 (or such later date as is mutually agreed to in writing by the Company and the Placement Agent); provided, however, that if the Closing has not taken place on the Closing Date because of a failure to satisfy one or more of the conditions specified in Section 5 or Section 6 hereof, “Closing Date” shall mean 10:00 a.m., New York City time, on the first business day following the satisfaction (or waiver) of all such conditions after notification by the Company to the Placement Agent in writing of the satisfaction (or waiver) of such conditions.

(iii) Purchase Price. The purchase price for the Securities to be purchased by the several Regulation D Purchasers at the Closing (in the aggregate, the “Purchase Price”) shall be set forth in the confirmation of sale delivered to the Regulation D Purchasers by or on behalf of the Company on or about the date hereof and the payment of the Purchase Price shall be made by the Regulation D Purchasers by wire transfer of immediately available funds in accordance with the instructions set forth in Section 1(b).

(b) Closing Mechanics.

(i) Placement Agent to Contact Regulation D Purchasers. On the business day prior to the Closing, the Placement Agent will contact the Regulation D Purchasers to confirm the closing mechanics set forth herein.

(ii) Regulation D Purchasers to Fund Purchase Price. On or before 10:00 a.m., New York City time, on the Closing Date, each of the Regulation D Purchasers will deliver their respective portions of the Purchase Price to the Placement Agent by wire transfer in immediately available funds according to the wire transfer instructions previously delivered to each of such Regulation D Purchasers. The delivery of funds from a Regulation D Purchaser to the Placement Agent shall be deemed to constitute irrevocable instructions from such Regulation D Purchaser to the Placement Agent that the Regulation D Purchasers’ conditions to the Closing, as set forth in Section 6, will be deemed to be satisfied upon the Placement Agent’s receipt of all deliverables in satisfaction of the conditions set forth in Section 6. Funds received by the Placement Agent pursuant to this Section 1 (or funded by the Placement Agent in its sole discretion pursuant to Section 1(b)(iii)) will be held in trust and not as property or in the title of the Placement Agent.

(iii) Placement Agent Right to Fund for Late Regulation D Purchasers. In the event that any Regulation D Purchaser shall fail to deliver all or any of its respective portion of the Purchase Price on or before 10:00 a.m., New York City time, on the Closing Date:

(A) The Placement Agent may, in its sole discretion, but shall not be obligated to, fund the unfunded portion of the Purchase Price applicable to such Regulation D Purchaser, on behalf of such Regulation D Purchaser. The funding of any portion of the Purchase Price by the Placement Agent pursuant to this Section 1(b)(iii) shall not relieve a defaulting Regulation D Purchaser of any liability that it may have to the Company or the Placement Agent pursuant to this Agreement or for the breach of its obligations under this Agreement.

(B) In the event that the Placement Agent shall have funded any such unfunded portion as set forth in the preceding clause (A), the Placement Agent may, in its sole discretion, but shall not be obligated to, (I) retain, at and following the Closing, beneficial ownership of the Securities as such Regulation D Purchaser would have been entitled to had it timely funded, (II) direct the disposition of such Securities to another party or (III) require such Regulation D Purchaser, upon written notice, to purchase such Securities from the Placement Agent within two business days after the Closing Date at a price equal to the initial offering price of such Securities plus accrued and unpaid dividends to the date of settlement.

(C) In the case of the preceding clause (B)(I) or (II), if so requested by the Placement Agent, (I) such Regulation D Purchaser shall take any action reasonably requested by the Placement Agent to effect the transfer of the applicable Securities to the Placement Agent or such other party, as the case may be, and shall be deemed to have consented to the Placement Agent retaining and taking beneficial ownership, or directing the disposition, of such Securities and (II) the Company shall transfer registration of such Securities to, or as directed by, the Placement Agent.

(iv) Distribution of Purchase Price Received by Placement Agent. Upon receipt of the Purchase Price from any Regulation D Purchaser, the Placement Agent will distribute such funds on the Closing Date to the Company and for deposit into the escrow account in accordance with the terms of the Escrow Agreement and as described in the COM.

2. REGULATION D PURCHASERS’ REPRESENTATIONS AND WARRANTIES.

Each Regulation D Purchaser represents and warrants, severally and not jointly, that:

(a) No Public Sale or Distribution. The Regulation D Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act; provided, however, that by making the representations herein, the Regulation D Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and subject to the terms of the Securities and the Certificate of Designations. The Regulation D Purchaser is acquiring the Securities hereunder in the ordinary course of its business. The Regulation D Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Regulation D Purchaser Status. Each of the Regulation D Purchasers acknowledges that it is one of the following:

(i) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act; or

(ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

Such Regulation D Purchaser also acknowledges that it has the knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Securities.

(c) Reliance on Exemptions. The Regulation D Purchaser understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Regulation D Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Regulation D Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Regulation D Purchasers to acquire the Securities.

(d) No General Solicitation or Advertising. The Regulation D Purchaser has not engaged, and will not engage, directly or indirectly in any form of “general solicitation” or “general advertising” in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(e) Independent Evaluation. The Regulation D Purchaser confirms and agrees that (i) it has independently evaluated the merits of its decision to purchase the Securities, (ii) it has not relied on the advice of the Placement Agent or any of its respective affiliates or any representative of the Placement Agent or their respective affiliates in making such decision, and (iii) neither the Placement Agent nor any of its respective representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to the Regulation D Purchaser in connection with the transactions contemplated hereby, including the Preliminary COM and COM.

(f) Information. The Regulation D Purchaser acknowledges that the Company has made available to the Regulation D Purchaser such materials relating to the business, finances and operations of the Company and relating to the offer and sale of the Securities as have been specifically requested by the Regulation D Purchaser. The Regulation D Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Regulation D Purchaser understands that its investment in the Securities involves a high degree of risk and is able to bear the economic risk of such investment. The Regulation D Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Securities and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(g) No Governmental Review. The Regulation D Purchaser understands that no United States agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(h) Transfer or Resale. The Regulation D Purchaser understands that: (i) the Securities have not been and will not be registered under the Securities Act or any state securities laws; (ii) the Regulation D Purchaser agrees that if it decides to offer, sell or otherwise transfer any of the Securities, such Securities may be offered, sold or otherwise transferred only: (A) pursuant to an effective registration statement under the Securities Act and in compliance with the plan of distribution set forth therein; (B) to the Company or (C) within the United States (1) in accordance with an exemption from registration under the Securities Act and in compliance with any applicable state securities laws, or (2) in a transaction that does not require registration under the Securities Act or applicable state securities laws. In connection with any transfer of the

Securities other than pursuant to an effective registration statement, to the Company or to an affiliate of the Regulation D Purchaser or in connection with a pledge as contemplated in Section 4(g), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Regulation D Purchaser under this Agreement and the Registration Rights Agreement.

(i) Legends. The Regulation D Purchaser understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the certificates or other instruments representing the Securities, if any, all certificates or other instruments issued in exchange therefor or in substitution thereof, if any, and the Securities shall bear or be subject to one or more appropriate and customary legend(s) substantively similar to those set forth in the Certificate of Designations, and that the Company will give instructions to The Bank of New York as transfer agent and registrar in order to implement the restrictions on transfer set forth and described herein.

(j) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Regulation D Purchaser and constitutes the legal, valid and binding obligation of the Regulation D Purchaser enforceable against the Regulation D Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(k) Residency. For purposes of U.S. securities laws, the Regulation D Purchaser is a resident of the jurisdiction specified with respect to such Regulation D Purchaser on Annex A hereto.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In addition to the other representations, warranties and agreements contained in this Agreement, the Company hereby represents, warrants and agrees with, the Regulation D Purchasers as follows:

(a) Financial Statements. The financial statements, and the related notes thereto, of the Company included or incorporated by reference in the COM present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified; and said financial statements have been prepared in conformity with United States generally accepted accounting principles and practices applied on a consistent basis, except as described in the notes to such financial statements; and the other financial and statistical information and any other financial data set forth in the COM present fairly, in all material respects, the information purported to be shown thereby at the respective dates or for the respective periods to which they apply and, to the extent that such information is set forth in or has been derived from the financial statements and accounting books and records of the Company, have been prepared on a basis consistent with such financial statements and the books and records of the Company.

(b) Properties and Assets. The Company and each of its subsidiaries have good and indefeasible title with respect to all of their respective real property, and have good and marketable title to all of their respective properties and assets (other than real property), reflected as owned in the financial statements included in the COM, subject in each case to liens in favor of holders of the Company’s debt securities or other lenders or as set forth in the COM. The Company and each of its respective subsidiaries holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and its respective subsidiaries taken as a whole. The description of the rights, licenses and agreements of the Company and its subsidiaries related to its Kazakhstan operations contained in the COM accurately describes such operations rights, licenses and agreements in all material respects.

(c) Incorporation and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not reasonably be expected to have a material adverse effect. For purposes of this Section 3, the term “material adverse effect” shall mean a material adverse effect upon the business, condition (financial or otherwise), properties or results of operations of the Company and its subsidiaries, taken as a whole, or the ability of the Company to satisfy its obligations under the Transaction Documents or any of the other agreements entered into by the Company in connection with the issuance and sale of the Securities (a “Material Adverse Effect”).

(d) No Material Adverse Effect. Except as disclosed in Paragraph 3 of the Commitment Letter or in the COM, none of the Company or any of its subsidiaries has sustained a Material Adverse Effect since the date of the latest audited financial statements included in the COM.

(e) Capitalization and Other Capital Stock Matters. As of the date hereof, the Company is authorized to issue up to 205,000,000 shares of capital stock, including up to 200,000,000 shares of common stock (“Common Stock”) and up to 5,000,000 shares of preferred stock, par value of $0.0006 per share. As of May 31, 2007, the Company had (i) 108,684,080 shares of the Common Stock outstanding, (ii) 58.093 shares of its Series A Cumulative Convertible Preferred Stock and (iii) 461,998 shares of its 15% Senior Redeemable Convertible Preferred Stock outstanding. All the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the COM. Except as disclosed in the COM as of the date set forth therein or in the Company’s filings with the Commission, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. The description of the Company’s capital stock, stock bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder set forth in the COM or in the Company’s filings with the Commission accurately and fairly presents all material information with respect to such plans, arrangements, options and rights.

(f) Authorization of Securities. The Securities have been duly and validly authorized for issuance by the Company and, when issued in accordance with the terms and conditions contained herein, the Securities will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights. The shares of Common Stock into which the Securities are convertible have been duly reserved for issuance in accordance with the terms of the Securities.

(g) Authorization of Subsidiary Capital Stock. All the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are owned by the Company or a direct or indirect subsidiary of the Company, have been issued in compliance with applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of capital stock or other equity interests of any subsidiary of the Company.

(h) Underlying Shares. Upon issuance and delivery of the Securities in accordance with this Agreement, the Securities will be convertible at the option of the holder thereof into shares of the Common Stock in accordance with the terms of the Securities; the Common Stock reserved for issuance upon conversion of the Securities has been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non assessable, and the issuance of the Common Stock will not be subject to any preemptive or similar rights.

(i) Non-Contravention of Existing Instruments. The Company has the full legal right, corporate power and authority to enter into the Transaction Documents and the other documents pertaining to the Transaction to which it is (or will become) a party and perform the transactions contemplated hereby and thereby, and the Transaction Documents and such other documents have been (or will have been) duly authorized, executed and delivered by the Company. The execution, delivery and performance of the Transaction Documents and such other documents by the Company and the consummation of the transactions herein and therein contemplated will not violate any provision of the certificate of incorporation or bylaws of the Company and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions thereof, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (i) any agreement, lease, franchise, license, permit or other instrument to which the Company is a party or by which the Company or any of its properties may be bound or affected and in each case, which would reasonably be expected to have a Material Adverse Effect; or (ii) any statute or any judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of the Transaction Documents or any of the other documents entered into by the Company in connection with the Transaction, or the consummation of the transactions contemplated by the Transaction Documents or any of the other documents entered into by the Company in connection with the Transaction, except for compliance with the blue sky laws and federal securities laws applicable to the offering of the Securities. Upon the execution and delivery of the Transaction Documents and assuming the valid execution thereof by the Regulation D Purchasers, each of the Transaction Documents will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in the Registration Rights Agreement may be limited by federal or state securities laws or the public policy underlying such laws.

(j) No Default. Except as disclosed in Paragraph 3 of the Commitment Letter, in the COM or in the Company’s filings with the Commission, (i) neither the Company nor any of its subsidiaries is in violation or default of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, or in breach of or in default with respect to any provision of any agreement, judgment, decree, order, lease, franchise, license, permit or other instrument to which it is a party or by which it or any of its properties are bound which would reasonably be expected to have a Material Adverse Effect, and (ii) there does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default on the part of the Company or its subsidiaries as defined in such documents and which would reasonably be expected to have a Material Adverse Effect.

(k) No Material Actions or Proceedings. Except as otherwise disclosed in Paragraph 3 of the Commitment Letter, in the COM or in the Company’s filings with the Commission, (i) there are no legal or governmental actions, suits, proceedings, investigations or inquiries pending and (ii) to the Company’s knowledge, there are no legal or governmental actions, suits or proceedings threatened, to which the Company or any of its subsidiaries is or may be a party or of which property owned or leased by the Company or any of its subsidiaries is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body which would reasonably be expected to have a Material Adverse Effect.

(l) Internal Control Over Financial Reporting. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations of the

Commission thereunder (collectively, the “Exchange Act”)) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; and except as disclosed in the COM, the Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(m) OFAC. The Company covenants that it will not knowingly or recklessly, and that it will use its reasonable best efforts to ensure that each director, officer, agent or employee of the Company will not knowingly or recklessly, use any part of the net proceeds from the sale of the Securities for any payments to: (a) any individual or entity listed on the Specially Designated Nationals and Blocked Persons List administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and/or any other similar lists administered by OFAC pursuant to any authorizing statute, Executive Order or regulation; (b) the government of any country subject to an OFAC Sanctions Program; (c) any individual or entity included on any list of terrorists or terrorist organizations maintained by the United Nations, the European Union and or the countries in which the Company operates; or (d) any governmental official or employee, political party, official of a political party, candidate for political office, anyone else acting in an official capacity, or any agent of any such individual or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA (as defined below).

(n) FCPA. To the best of the Company’s knowledge, neither the Company nor any director, officer, agent or employee of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the United States Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above, in order to assist the Company to obtain or retain business for, or direct business, and under circumstances which would subject the Company to liability under the FCPA or any corresponding foreign laws. To the best of the Company’s knowledge, the Company has not made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

(o) The documents incorporated by reference in the COM, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act.

(p) The information contained in the COM, other than the information in the documents filed with the Commission that form a part of the COM, does not, as of the date of the COM, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(q) Incorporated Documents. The information contained in the following documents that form part of the COM does not, as of their respective dates of filing with the Commission, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading:

(i) The Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 16, 2007;

(ii) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed on May 10, 2007;

(iii) The Company’s Current Reports on Form 8-K dated March 16, 2007 (filed on March 16, 2007), March 23, 2007 (filed on March 26, 2007), March 26, 2007 (filed on March 27, 2007), April 2, 2007 (filed on April 12, 2007), April 16, 2007 (filed on April 17, 2007), April 25, 2007 (filed on May 2, 2007), May 17, 2007 (filed on May 23, 2007) and May 29, 2007 (filed on June 4, 2007); and

(iv) The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed on March 15, 2005.

(r) Brokers. Except for the Placement Agent, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of the Regulation D Placement or the transactions contemplated thereby.

(s) No Registration Required Under the Securities Act. Assuming the accuracy of the representations and warranties of the Placement Agents contained in Section 1(B) of the Placement Agency Agreement and of the Regulation D Purchasers contained in this Agreement and the compliance of such parties with the agreements set forth herein and therein, it is not necessary, in connection with the issuance and sale of the Securities, in the manner contemplated by the Transaction Documents and the COM, to register the offering of the Securities under the Securities Act.

(t) QIBs and Accredited Investors. The Company will not offer or sell any of the Securities to any person whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A (“QIBs”) or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

(u) Regulation D Purchasers; Compliance With Rule 502(d). The Company will exercise reasonable care to ensure that the Regulation D Purchasers are not “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Securities Act.

(v) No General Solicitation. To the knowledge of the Company, neither the Company nor any of its respective affiliates have engaged, or will engage, directly or indirectly in any form of “general solicitation” or “general advertising” in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. To the knowledge of the Company, the Company has not entered, and will not enter, into any arrangement or agreement with respect to the distribution of the Securities, except for this Agreement, the Placement Agency Agreement, the Escrow Agreement, the Engagement Letter, the Commitment Letter, the Additional Return Agreement dated June 18, 2007, the Additional Return Agreement to be entered into on June 26, 2007 and the Registration Rights Agreement, and the Company agrees not to enter into any such arrangement or agreement.

(w) No Offer and Sale Within Six Months. None of the Company nor any of its respective affiliates have sold or issued any security of the same or similar class or series as the Securities that would be required to be integrated with the offering of the Securities in a manner that would require registration under the Securities Act during the six-month period preceding the earlier of the date of this Agreement and the Closing Date, including any sales pursuant to Rule 144A, Regulation D or Regulation S. Neither the Company nor any of its affiliates have any intention of making, and will not make, an offer or sale of any securities that would be required to be integrated with the offering of the Securities in a manner that would require registration under the Securities Act, for a period of six months after the date of this Agreement, except for the offering of Securities as contemplated by this Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(x) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other person acting on its behalf has provided any of the Regulation D Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information as of the date hereof. The Company understands and confirms that the Regulation D Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished by or on behalf of the Company to the Regulation D Purchasers regarding the Company, its business and the transactions contemplated hereby, is, to the knowledge of the Company, true and correct in all material respects as of the date of such disclosure and does not contain, to the knowledge of the Company, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Regulation D Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2 hereof.

The Company acknowledges that the Placement Agent and, for purposes of the opinion to be delivered pursuant to Section 6 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

4. COVENANTS.

(a) Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b) Form D. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to comply with any applicable state securities and “Blue Sky” laws in connection with the sale of the Securities.

(c) Use of Proceeds. The net proceeds from the sale of the Securities will be used by the Company in the manner described in the COM under the caption titled “Use of Proceeds.”

(d) Fees and Expenses. Except as otherwise set forth in the Regulation D Purchase Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Regulation D Purchasers.

(e) Publicity. The Regulation D Purchasers agree that they will not issue any press release or otherwise make any public statement, filing or other communication regarding the offering or the business, operations or financial condition of the Company without the prior consent of the Company, except to the extent required by law or legal process, in which case such Regulation D Purchaser shall provide the Company with prior notice of such disclosure. The Company agrees that it will not publicly disclose the names of the Regulation D Purchasers or include the names of the Regulation D Purchasers, without the prior written consent of the Regulation D Purchasers, in any press release or other public statement, filing or other communication, except (a) in any registration statement in which such Regulation D Purchaser is identified as a selling securityholder, or (b) to the extent required by law or legal process (including but not limited to by the filing of one or more Form Ds with the Commission regarding the Regulation D Placement), or (c) by the filing of the Transaction Documents as exhibits to one or more of the Company’s Exchange Act filings.

The Company shall, at or before 9:00 a.m., New York time, on the first trading day following execution of this Agreement, issue a press release disclosing the transactions contemplated hereby. No later than the second business day after the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K the Transaction Documents not previously filed. Neither the Company nor any direct or indirect subsidiary shall, nor shall any of their respective officers, directors, employees and agents, provide any Regulation D Purchasers with any material nonpublic information regarding the Company or any direct or indirect subsidiary from and after the issuance of the above referenced press release without the express written consent of such Regulation D Purchasers.

(f) Withholding Taxes. The Regulation D Purchasers shall deliver to the Company a properly completed and duly executed applicable Internal Revenue Service Form W-8 or W-9 that establishes a complete exemption from United States withholding tax. The Regulation D Purchasers will provide replacement forms upon the obsolescence of such forms or inaccuracy of any information thereon.

(g) Pledge of Securities. The Company agrees that a Regulation D Purchaser may, from time to time, pledge pursuant to a bona fide margin agreement with a registered broker dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Regulation D Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Regulation D Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(h) Listing of Common Stock. The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on the American Stock Exchange, and as soon as reasonably practicable following the Closing to list all of the shares of Common Stock issuable upon conversion of the Securities on the American Stock Exchange. The Company further agrees, if the Company applies to have the Common Stock traded on any other trading market, it will include in such application all of the shares of Common Stock issuable upon conversion of the Securities, and will take such other action as is necessary to cause all of the shares of Common Stock issuable upon conversion of the Securities to be listed on such other trading market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on the American Stock Exchange and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the American Stock Exchange.

(i) Subsequent Equity Sales. The Company agrees that it will not, without the prior written consent of the Regulation D Purchasers, during the period ending 90 days after June 18, 2007, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or (iii) file with the Commission a registration statement under the Securities Act relating to any additional shares of Common Stock or securities convertible into, or exchangeable for, any shares of Common Stock, or publicly disclose the intention to effect any transaction described in clause (i), (ii) or (iii), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing shall not apply to (A) the sale of the Securities under the Commitment Letter or this Agreement or the issuance of the Common Stock upon conversion of the Securities, (B) the issuance of additional Securities pursuant to the Investment Rollover Right, as defined in Section 18 of the Certificate of Designations, (C) the grant by the Company of employee or director stock options, restricted stock awards or restricted stock unit awards in the ordinary course of business, the issuance by the Company of any shares of Common Stock of the Company upon the exercise of an option or upon the sale by the Company of shares of Common Stock pursuant to the Company’s employee stock purchase plan, (D) any transfer of shares of Common Stock pursuant to the Company’s 401(k) plan, if any, (E) the filing by the Company of any registration statement with the Commission on Form S-8 relating to the offering of securities pursuant to the terms of the Company’s existing incentive plan or employee stock purchase plan, (F) the Company’s initial filing or filing of an amendment to any registration statement with the Commission on Form S-3 in accordance with the terms of any previously executed registration rights agreement or in response to any Commission comment letters, (G) the conversion or exercise of a security outstanding on the date hereof and (H) filing of any registration statement in respect of the Securities and the Common Stock.

5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Securities to the Regulation D Purchasers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Regulation D Purchasers with prior written notice thereof.

(a) The representations and warranties of the Regulation D Purchasers shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Regulation D Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Regulation D Purchasers at or prior to the Closing Date.

(b) No injunction, restraining order or order of any nature by a governmental authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Regulation D Placement or any of the transactions contemplated thereby; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or, to the knowledge of the Regulation D Purchasers after reasonable inquiry, be pending or contemplated as of the Closing Date.

(c) [omitted]

(d) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Closing Date, render impossible the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

6. CONDITIONS TO THE REGULATION D PURCHASERS’ OBLIGATION TO PURCHASE.

The several obligations of the Regulation D Purchasers hereunder to purchase the Securities at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Regulation D Purchasers’ sole respective benefit and may be waived by the Regulation D Purchasers at any time in their sole discretion (each with respect to itself only) by providing the Company with prior written notice thereof.

(a) The Company shall have executed and delivered, or caused to be delivered, to the Regulation D Purchasers or the Placement Agent (i) each of the Transaction Documents to which it is a party and (ii) the Securities being purchased by the Regulation D Purchasers at the Closing pursuant to this Agreement, in each case in form and substance reasonably satisfactory to the Regulation D Purchasers or their agents.

(b) The Transactions shall have been consummated in accordance with their terms and in accordance with the applicable Transaction Documents and as described in the COM.

(c) [omitted]

(d) [omitted]

(e) On the Closing Date, the Regulation D Purchasers or the Placement Agent (on behalf of the Regulation D Purchasers) shall have received the opinions of Akin Gump Strauss Hauer & Feld LLP, U.S. counsel for the Company, dated as of the Closing Date, substantially to the effect set forth on Annex B.

(f) The Company shall have delivered to the Regulation D Purchasers or the Placement Agent (on behalf of the Regulation D Purchasers) a certificate evidencing qualification by such entity as a foreign corporation and good standing issued by the Secretaries of State (or comparable office) of each of the jurisdictions in which the Company operates as of a date within 30 days prior to the Closing Date.

(g) The Company shall have delivered to the Regulation D Purchasers or the Placement Agent (on behalf of the Regulation D Purchasers) a certificate, executed by the Secretary of the Company, and dated as of the Closing Date, as to (i) the resolutions consistent with Sections 3(f) and 3(h) as adopted by Board of Directors of the Company in a form reasonably acceptable to the Regulation D Purchasers, and (ii) the certificate of incorporation and bylaws, or other organizational documents of the Company.

(h) The representations and warranties of the Company contained herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Regulation D Purchasers or the Placement Agent (on behalf of the Regulation D Purchasers) shall have received certificates, executed by an authorized officer of the Company, dated as of the Closing Date, to the foregoing effect. The statements of the Company and its respective officers made in any certificates delivered pursuant to this Agreement may be made only in their official, rather than individual capacity, and shall be true and correct on and as of the Closing Date.

(i) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Closing Date, render impossible the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

7. TERMINATION.

In the event that the Closing shall not have occurred due to the failure of the Company or the Regulation D Purchasers to satisfy the conditions set forth in Sections 5 and 6 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on the third business day following the date previously scheduled to be the Closing Date subject to Section 1(a)(ii).

8. INDEMNIFICATION.

(i) In consideration of the Regulation D Purchasers’ execution and delivery of this Agreement and the issuance of the Securities, and acquiring the Securities hereunder and in addition to all of the other obligations of the Company under this Agreement, the Company, shall defend, protect, indemnify and hold harmless the Regulation D Purchasers and the Regulation D Purchasers’ stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives, including, without limitation, those retained in connection with the transactions contemplated by this Agreement (each, an “Indemnitee” and collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 8 of notice of any claim or the commencement of any action or proceeding (including any governmental investigation), such Indemnitee will, if a claim for indemnification in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof; but the omission to so notify will not relieve it from any liability which the Company may have to any Indemnitee to the extent the Company is not materially prejudiced as a result thereof. In case any such action or proceeding is brought against any Indemnitee, and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and to the extent that it may elect, by written notice delivered to such Indemnitee promptly after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided, however, that if the defendants (including any impleaded parties) in any such action include both the Indemnitee and the Company (as applicable) and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnitees which are different from or in addition to those available to the Company, the Indemnitee or Indemnitees shall have the right to select separate counsel to defend such action on behalf of such Indemnitee or Indemnitees. Upon receipt of notice from the Company to such Indemnitee of its election to so appoint counsel to defend such action and approval by the Indemnitee of such counsel, the Company will not be liable to such Indemnitee under this Section 8 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof unless: (A) the Indemnitee shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable for the expense of more than one separate counsel, approved by the Indemnitee representing the Indemnitees who are parties to such action); (B) the Company shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice or commencement of the action; (C) the Company has authorized the employment of counsel for the Indemnitee at the expense of the Company; or (D) the use of counsel chosen by the Company to represent the Indemnitee would reasonably be expected to present such counsel with a conflict of interest.

(iii) The Company will not without the prior written consent of the Indemnitees, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitees are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action, suit or proceeding and does not include an admission of guilt of, or failure to act by, the Indemnitee, or include any injunctive relief against any Indemnitee. The Company shall not be liable for any settlement, compromise or the consent to the entry of judgment in connection with any such action effected without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in any such action other than a judgment entered with the consent of such Indemnitee, then the Company shall indemnify and hold harmless any Indemnitee from and against any loss or liability by reason of such settlement or judgment.

(iv) Each Indemnitee shall furnish such information regarding itself or the claim in question as the Company may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation arising therefrom.

(v) Notwithstanding anything to the contrary herein, the rights and remedies provided in this Section 8 are the sole rights with respect to the transactions contemplated by this Agreement and no party hereto shall make any other claim for costs, damages, expenses (including fees and expenses of attorneys, consultants, experts or other representatives) or any fine, penalty or any liability of any other nature or otherwise, under, arising out of or relating to this Agreement, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other laws or otherwise.

(vi) Notwithstanding anything to the contrary herein, the provisions of this Section 8 are intended solely for the benefit of the Regulation D Purchasers and not for the benefit of, nor may any provision hereby be enforced by, any other Person.

(vii) No indemnification may be sought under this Section 8 by any Person who would have been entitled to indemnification under this Section 8 more than two years after the date of this Agreement.

9. MISCELLANEOUS.

(a) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Transmeridian Exploration Incorporated

397 N. Sam Houston Pkwy., E.

Suite 300

Houston, Texas 77060

Attn: Earl W. McNeil, Chief Financial Officer

Copy to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002-5200

Facsimile: 713-236-0822

Attn: James L. Rice III

and if to the Regulation D Purchasers, to the applicable address and facsimile number set forth on Annex A hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (A), (B) or (C) above, respectively.

(b) Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York. Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party shall assign any of its rights or obligations hereunder without the prior written consent of the other party.

(d) Survival. Unless this Agreement is terminated under Section 7, the representations and warranties of the parties hereto contained in Sections 2 and 3, respectively, and the agreements and covenants set forth in Sections 4 and 8 shall survive the Closing.

(e) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g) Entire Agreement. The Transaction Documents and the Commitment Letter constitute the entire agreements of the parties to this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

(h) Amendment. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. Any amendment to this Agreement made in conformity with the provisions of this Section 8(h) shall be binding on the Regulation D Purchasers and all holders of the Securities purchased under this Agreement, as applicable.

(i) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, however, that the Placement Agent may rely upon Sections 2, 3, and 4 hereof as if such representations, warranties, agreements and covenants, as applicable, were made directly to the Placement Agent. The parties further agree that the Placement Agent may rely on or, if the Placement Agent so requests, be specifically named as an addressee of, the legal opinions to be delivered pursuant to Section 6(e) of this Agreement.

(l) Independent Nature of Regulation D Purchasers’ Obligations and Rights. The obligations of each Regulation D Purchaser under any Transaction Document are several and not joint with the obligations of any other Regulation D Purchaser, and no Regulation D Purchaser shall be responsible in any way for the performance of the obligations of any other Regulation D Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Regulation D Purchaser pursuant hereto or thereto, shall be deemed to constitute the Regulation D Purchasers as, and the Company acknowledges that the Regulation D Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Regulation D Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Regulation D Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges and each Regulation D Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Regulation D Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Regulation D Purchaser to be joined as an additional party in any proceeding for such purpose.

(m) Limitation on Duties of Placement Agent; Exculpation. Each party hereto agrees for the express benefit of each of the Placement Agent, its respective affiliates and its respective representatives that:

(i) Neither the Placement Agent, nor any of its respective affiliates or any of their representatives has any duties or obligations other than those specifically set forth herein.

(ii) Neither the Placement Agent nor any of its respective affiliates or respective representatives (1) shall be liable for any improper payment made in accordance with the information provided by the Company; (2) makes any representation or warranty, or has any responsibilities, as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement, the Placement Agency Agreement or the other Transaction Documents or in connection with any of the transactions contemplated hereby or thereby, including any information in the Preliminary COM or the COM or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, the Placement Agency Agreement or any other Transaction Document or (y) for anything the Placement Agent may do or refrain from doing in connection with this Agreement, the Placement Agency Agreement or any other Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.

(iii) The Placement Agent and its respective affiliates shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as Placement Agent pursuant to the indemnification provisions set forth in the Placement Agency Agreement, which hereby are incorporated by reference herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Regulation D Purchase Agreement to be duly executed as of June 26, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Earl W. McNiel
Name:	Earl W. McNiel
Title:	Vice President

REGULATION D PURCHASERS

CAPITAL VENTURES INTERNATIONAL BY HEIGHTS CAPITAL MANAGEMENT, INC., ITS AUTHORIZED AGENT

BY	/S/ MARTIN KOBINGER
NAME: MARTIN KOBINGER TITLE: INVESTMENT MANAGER

LINDEN CAPITAL L.P.

BY	/S/ CRAIG JARVIS
NAME: CRAIG JARVIS TITLE: AUTHORIZED SIGNATORY

SILVER OAK CAPITAL, L.L.C.

BY	/S/ MICHAEL L. GORDON
NAME: MICHAEL L. GORDON TITLE: MANAGING MEMBER

INVESTCORP SILVERBACK ARBITRAGE MASTER FUND LIMITED

BY	/S/ ELLIOT BOSSEN
NAME: ELLIOT BOSSEN TITLE: CIO

RHP MASTER FUND, LTD. BY ROCK HILL INVESTMENT MANAGEMENT, LP BY RHP GENERAL PARTNER, LLC

BY	/S/ WAYNE BLOCH
NAME: WAYNE BLOCH TITLE: MANAGING PARTNER

KENMONT SPECIAL OPPORTUNITIES MASTER FUND, L.P. BY KENMONT INVESTMENTS MANAGEMENT, L.P.

BY	/S/ JOHN HARKRIDER
NAME: JOHN HARKRIDER TITLE: MANAGING DIRECTOR & CFO

MAN MAC MIESQUE 10B LTD. BY KENMONT INVESTMENTS MANAGEMENT, L.P.

BY	/S/ JOHN HARKRIDER
NAME: JOHN HARKRIDER TITLE: MANAGING DIRECTOR & CFO

FURSA MASTER GLOBAL EVENT DRIVEN FUND, LP

BY	/S/ WILLIAM F. HARLEY III
NAME: WILLIAM F. HARLEY III TITLE: PRESIDENT & CIO

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LP

BY	/S/ JONATHAN WOOD
NAME: JONATHAN WOOD Title: COO

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

BY	/S/ JONATHAN WOOD
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/S/ DR. WOLFGANG RUPF

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